EXHIBIT 99.1

For Immediate Release

Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Pauline Mohler 479-277-0218

Walmart strategy drives growth and sustainable returns,
Plans $20 billion share repurchase program over two years

•	The company provided a three-year strategic framework intended to strengthen its U.S. and e-commerce businesses.

•	Net sales growth is expected to range between 3 and 4 percent annually over the next three years, translating to $45 to $60 billion over the period.

•	Investments in people and technology to drive strong shareholder returns over time.

•
Capital investments will be approximately $11.0 billion for fiscal year 2017 and will remain flat in fiscal years 2018 and 2019. This is below the revised fiscal year 2016 estimate of approximately $12.4 billion, primarily due to a moderation of physical store expansion.

•	Investments in e-commerce and digital initiatives are expected to total approximately $1.1 billion in fiscal year 2017.

BENTONVILLE, Ark., Oct. 14, 2015 -- Wal-Mart Stores, Inc. (NYSE: WMT) today provided its strategic outlook and growth plans for the future at the company’s 22nd annual meeting for the investment community. The investments outlined today are part of a framework designed to drive sales growth by strengthening the U.S. and e-commerce businesses. This framework is intended to enhance the experience in stores, leverage Walmart’s unique supply chain capabilities to lower costs and build deep digital relationships with customers.
"These are exciting times in retail given the pace and magnitude of change. We have strengths and assets to build on and are making progress to position the company for the future," said Doug McMillon, president and CEO, Wal-Mart Stores, Inc.  "We’re encouraged by recent customer feedback and will continue to get stronger. Our investments in our people, our stores and our digital capabilities and e-commerce business are the right ones. We will be the first to build a seamless customer experience at scale to save our customers not only money but also time."

Financial Outlook
The company also indicated that as a result of a stronger than anticipated impact from currency exchange rate fluctuations, it now expects net sales growth for the current fiscal year to be relatively flat. Excluding the impact of currency exchange fluctuations, net sales growth would be approximately 3 percent for fiscal year 2016. In February, the company indicated that it expected net sales growth of between 1 and 2 percent.
Charles Holley, Walmart’s executive vice president and chief financial officer, outlined the company’s financial priorities for growth and detailed the investment and expansion plans for fiscal year 2017.
“Our sales growth over the next three years is estimated to range between 3 to 4 percent annually, which will add approximately $45 to $60 billion in sales. Within the last year, we have experienced traffic and comp sales improvements in our Walmart U.S. business, and our plan reflects that positive momentum continuing,” said Holley.
McMillon said Walmart is bringing a disciplined approach to managing the company’s financial resources and portfolio. “We are actively reviewing our portfolio to ensure our assets are aligned with our strategy. But we will be thoughtful in our approach, recognizing our responsibility to drive shareholder value,” he said.
Holley also discussed the company’s profitability over the long-term and provided more insight into certain financial metrics.
“Fiscal year 2017 will represent our heaviest investment period. Operating income is expected to be impacted by approximately $1.5 billion from the second phase of our previously announced investments in wages and training as well as our commitment to further developing a seamless customer experience,” said Holley. “As a result of these investments, we expect earnings per share to decline between 6 and 12 percent in fiscal year 2017, however by fiscal year 2019 we would expect earnings per share to increase by approximately 5 to 10 percent compared to the prior year.”
Share repurchase
The company also announced that its board of directors has authorized a new $20 billion share repurchase program and retired the $8.6 billion remaining on its 2013 authorization.
“We remain committed to our strong balance sheet and have said that we would only use it for strategic purposes. Last year and this current year, we have not utilized that capacity as we felt it was not the right time to drive a larger volume of share repurchase. We expect over the next three years to generate around $80 billion in cash. Given the current landscape, we have a strategic opportunity, and our intent would be to utilize this new $20 billion authorization over the next two years,” said Holley.
“This share repurchase program, combined with our annual dividends, reinforces our continued commitment to delivering increased value to shareholders. We remain committed to maintaining a strong balance sheet and financial position that enables us to continue focusing on growth-oriented opportunities,” continued Holley.

Capital expenditure details
Projected capital expenditures are as follows and exclude the impact of future acquisitions, if any:

Capital Expenditure Detail (US$ billions)
Segment	FY 15 Actual	FY 16 Original	FY 16 Revised	FY 17 Projected
Walmart U.S.	$6.3	~$6.1 - 6.6	~$7.0	~$6.2
Walmart International	$3.5	~$3.7 - 4.2	~$3.5	~$3.0
Sam's Club	$0.8	~$0.8	~$0.8	~$0.8
Total segments	$10.6	~$10.6 - 11.6	~$11.3	~$10.0
Corporate & support	$1.2	~$1.0 - 1.3	~$1.1	~$1.0
Total	$11.8	~$11.6 - 12.9	~$12.4	~$11.0
The capital expenditures listed below provide the breakdown between the company’s physical, e-commerce and digital initiatives provided above.

Capital Expenditure Detail (US$ billions)
	FY 15 Actual	FY 16 Original	FY 16 Revised	FY 17 Projected
Physical	$11.1	~$10.4 - 11.4	~$11.5	~$9.9
E-commerce & digital	$0.7	~$1.2 - 1.5	~$0.9	~$1.1
Projected Walmart U.S. and Sam's Club U.S. units include new stores, expansions and relocations. Given the conversion of Walmart discount stores to supercenters, the total number of supercenter units will continue to increase, as the number of discount stores declines. Unit growth in the United States is projected as follows:

Total U.S. Unit Growth (Gross)
Segment	FY 15 Actual	FY 16 Original	FY 16 Revised	FY 17 Projected
Supercenters*	119	~60 - 70	~60 - 70	~50 - 60
Small format stores**	235	~180 - 200	~160 - 170	~85 - 95
Total Walmart U.S.	354	~240 - 270	~220 - 240	~135 - 155
Sam's Club	21	~9 - 12	~11 - 12	~7 - 10
Total	375	~249 - 282	~231 - 252	~142 - 165
*Existing supercenters average approximately 178K square feet.
** Existing Neighborhood Markets and rebranded Walmart Express stores range between 12K and 66K square feet.

About Walmart
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,532 stores under 72 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2015 revenue of $485.7 billion, Walmart employs approximately 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Cautionary statement regarding forward-looking statements
This release contains certain forward-looking statements that are intended to enjoy the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding forecasts and expectations of Walmart’s management of or for:

•	the dollar amount and percentage growth of Walmart’s consolidated net sales in fiscal years 2017, 2018 and 2019;

•	investment in people and technology driving strong shareholder returns over time;

•	Walmart’s total capital expenditures in fiscal years 2016 through 2019 and the fiscal year 2017 capital expenditures reflecting moderation of physical store expansion;

•
Walmart’s total net sales in fiscal year 2016 to be flat compared to fiscal year 2015 and the growth of Walmart’s total net sales excluding the effect of currency exchange rate fluctuations in fiscal year 2016 over fiscal year 2015;

•	fiscal year 2017 to be Walmart’s heaviest investment period;

•
the dollar amount of the impact on Walmart’s fiscal year 2017 operating income of Walmart’s investment in associate wages and training and its commitment to further developing a seamless customer experience;

•	the range of the percentage decrease in Walmart’s fiscal year 2017 earnings per share and the range of the percentage increase of Walmart’s fiscal year 2019 earnings per share;

•	Walmart’s use of its $20 billion new share repurchase authorization over the next two years;

•	the generation of around $80 billion in cash over the next three years;

•
the capital expenditures to be made in fiscal year 2016 and fiscal year 2017 by each of Walmart’s operating segments, by Walmart’s operating segments in total, and by Walmart in total for corporate and support, physical, and e-commerce and digital initiatives;

•	Walmart’s total U.S. unit growth, Walmart U.S.’s total unit, supercenter and small format store growth and Sam’s Club’s total unit growth in each of fiscal years 2016 and 2017; and

•	statements regarding Walmart’s plans, objectives and operating frameworks and assumptions on which some forward-looking statements are based.
Walmart's actual results may differ materially from the guidance, projections, estimates and expectations discussed in or implied by such forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors, whether globally or in one or more of the markets in which we operate, including:
Economic factors:

•	economic, geo-political, capital markets and business conditions, trends and events, including such factors as unemployment levels, inflation, deflation and commodity prices;

•	currency exchange rate fluctuations and changes in market interest rates;

•	consumer confidence, disposable income, credit availability, debt levels, spending levels, shopping patterns, and demand for certain merchandise; and

•	consumer enrollment in health and drug insurance programs and such programs’ reimbursement rates.
Operating factors:

•	the amount of Walmart’s net sales denominated in the U.S. dollar and foreign currencies;

•	the financial performance of Walmart and each of its segments;

•	factors affecting Walmart's effective tax rate;

•	traffic and average ticket in and on Walmart's stores, clubs and e-commerce websites;

•	Walmart’s mix of merchandise sold, its cost of goods sold and its inventory shrinkage;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	disruptions in Walmart’s supply chain and in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores and clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings;

•	Walmart’s casualty- and accident-related costs and insurance costs;

•	the seasonality of Walmart‘s business and of consumer buying patterns;

•	the availability of attractive e-commerce acquisition or investment opportunities;

•	Walmart’s workforce size and turnover, labor costs, healthcare cost and other benefit costs;

•	market, legal and other factors limiting or delaying Walmart’s ability to build, staff, open and operate new and relocated stores, clubs and other facilities;

•	effects on Walmart’s operations of weather conditions and events, climate change, catastrophes, disasters, public health emergencies, civil disturbances or terrorist attacks;

•	disruption in the availability of Walmart’s online shopping sites;

•	cyber attacks on Walmart’s information systems and any costs and liabilities relating thereto;

•	developments in, the outcome of, and costs and expenses relating to, Walmart’s legal and regulatory proceedings and its FPCA-related matters and compliance program;

•	unexpected changes in accounting principles, estimates and judgments; and

•	unanticipated restructurings and the related expenses.
Regulatory and other factors:

•	competitive pressures, including competitive initiatives of other retailers;

•	adoption of new, and changes in existing, laws and changes in tax rates;

•	the level of public assistance payments and eligibility requirements for such payments; and

•	trade restrictions and tariff rates.
In addition, the risks discussed in Walmart’s most recent annual report on Form 10-K filed with the SEC may cause actual results to differ materially from the guidance, projections, estimates and expectations discussed in or implied by the forward looking statements herein. You should consider the forward-looking statements in this release in conjunction with that annual report on Form 10-K and Walmart’s quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this call. Walmart cannot assure you that the results discussed in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart, its operations or its financial performance. The forward-looking statements made herein are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.